Exhibit 99.1


From:
        IPI, Inc.
        8091 Wallace Road
        Eden Prairie, Minnesota 55344
        United States
        952-975-6246
        www.insty-prints.com
        Contact: David Engel, CFO


FOR IMMEDIATE RELEASE                                          September 5, 2001


                    IPI PURCHASES 5.1% OF CLARENT CORPORATION

         MINNEAPOLIS, MN, September 5, 2001 - IPI, Inc. (Amex: IDH) the parent company of Insty-Prints, Inc., franchisor of Insty-Prints fast-turnaround business printing centers, and Change of Mind Learning Systems, Inc., a franchisor of learning centers, announced that it had purchased 2,081,800 shares or approximately 5.1% of the outstanding common stock of Clarent Corporation (Nasdaq NM: CLRN) at a cost of $12,485,030. Clarent Corporation is a California based internet protocol service provider. The purchase was financed with the working capital of IPI in a series of transactions.

IPI made its investment based on its review of Clarent's most recent 10-Q for the quarter ended June 30, 2001, filed August 14, 2001, which reported Working Capital of over $6.08 per share and Net Book Value of over $10.60 per share. Further, in its July 18, 2001 Conference Call Clarent officials commented on positive trends in its business, projected it would break even in 2002 and stated it had approximately $200 million in cash ($5.00 per share) in early July 2001. IPI's average basis in the Clarent stock is just under $6.00 per share.

In a press release from Clarent this morning, Clarent reported that it is conducting an investigation into potential material overstatement of Clarent's first and second quarter revenues and earnings from those previously reported. At this time, IPI has no knowledge if any Clarent adjustments will be necessary. IPI has recognized over $16.7 million in pretax gains on its other investments in 2001.

From time to time, the Company has invested and may invest in other businesses or companies other than its core business of franchising and operating fast turnaround business printing operations and franchising learning centers. Although the Company has invested in other businesses or companies, the Company does not intend to become an investment company.

-MORE-


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IPI, Inc. is the parent company of Insty-Prints, Inc. and Change of Mind
Learning Systems, Inc. Insty-Prints is a leading franchisor of approximately 215 fast turnaround business printing operations and had total 2000 system sales of approximately $124 million. Change of Mind Learning Systems, Inc. is a franchisor of learning centers that is in its early stage of development.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and specifically, risks associated with competition and competitive pricing pressures and other risks detailed in the Company's filings with the Securities and Exchange Commission.


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